Exhibit 99.1

Digital Fusion Releases Fourth Quarter and Year 2005 Results; Revenue Increased 281% over the Same Quarter Last Year

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Feb. 17, 2006--Digital Fusion, Inc. (OTCBB: DIGF), an information technology ("IT"), research and engineering, and acquisition and business support services provider today announced financial results for the fourth quarter and year ended December 31, 2005.

    2005 Highlights

    --  Year ended 2005 revenue of $20.9 million

    --  Year ended 2005 net income of $7,000

    -- Increased revenue for year ended 2005 of $14.2 million over prior year

    -- Earnings before interest, taxes, depreciation and amortization (EBITDA) of $1,050,000

    -- First profitable year since Digital Fusion became a public company

    Financial Comparisons

    For the quarter ended December 31, 2005, revenues were $6.1 million compared to $5.8 million for the third quarter 2005 and $1.6 million for the same quarter in the previous year. The increase in revenues during the fourth quarter 2005 compared to the prior quarter was primarily due to growth in services revenue resulting from an increase in the number of billable employees. The increase in revenues during the fourth quarter 2005 compared to the same period last year was primarily due to growth associated with the startup of the contract with NASA's Marshall Space Flight center, growth in engineering services and the acquisition of Summit Research. Net loss for the quarter ended December 31, 2005 was $189,000 compared to a net loss of $394,000 for the same quarter in the previous year. Loss per share for the quarter ended December 31, 2005 was $0.02 compared to a loss per share of $0.04 for the same quarter in the previous year. For the year ended December 31, 2005, revenues were $20.9 million compared to $6.8 million for the same period last year. The increase in revenues during the year ended December 31, 2005, compared to the same period last year was primarily due to growth in engineering services and the acquisition of Summit Research. Net income for the year ended December 31, 2005 was $7,000 compared to a net loss of $1,044,000 for the same period in the previous year. Diluted income per share for the year ended December 31, 2005 was $0.00 compared to a loss per share of $0.13 for the previous year.

    Business Discussion

    Services revenue increased approximately $915,000 in the fourth quarter of 2005 compared to the third quarter of 2005. The increase in services revenues was primarily related to increases in the number of billable employees. Reimbursed costs revenue increased approximately $198,000 in the fourth quarter of 2005 compared to the third quarter of 2005. The increase in reimbursed costs revenues was primarily related to increases in billable expenses. Product revenue decreased approximately $852 in the fourth quarter of 2005 compared to the third quarter of 2005. Product revenue is cyclical and typically stronger in the company's third quarter, which coincides with the government's fiscal year-end.
    Fourth quarter operating profit was negatively affected by the holidays. Services revenue has historically been lower during the fourth quarter as a result of holidays and vacations.

    Management Comments

    "We are pleased with our financial performance this year and expect continued improvement throughout 2006," said Lt. Gen. (Ret.) Frank Libutti, chairman of the board and chief executive officer. "We had solid revenue growth in our core services business for every quarter of 2005 and our strategy is working. We continue to leverage our capabilities and expand our customer base."
    "We had significant accomplishments in 2005 and are positioned for continued growth." said Gary Ryan, president. "Our service revenues were up 22.5% from the previous quarter and we continue to add billable employees. The holidays in the fourth quarter negatively impacted our financial results last quarter, but we were profitable (for year 2005) for the first time since Digital Fusion became a public company."

    About Digital Fusion

    Digital Fusion, Inc., headquartered in Huntsville, Alabama, is an information technology, research and engineering, and acquisition and business support services company that helps its customers make the most of technology to meet their business needs. Digital Fusion provides state-of-the-art solutions to both government and commercial customers. Digital Fusion's core competencies are focused in the following broad areas: Application Development, Architecture and Security; Network Security; Data Management and Business Intelligence; System Migration and Integration; Sensor Systems Development and Analysis; Aerodynamic Design, Analysis, and Support; Thermal-Structural Modeling; Test and Evaluation; Systems Engineering; Modeling and Simulation; Control System Design and Analysis; Mechanical Design and Analysis; and Program Management Support. For additional information about Digital Fusion visit http://www.digitalfusion.com.

    Forward Looking Statements. All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as "project", "anticipate," "believe," "estimate," "expect," "plan", "intend" and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties, the Company's dependence on continued funding of U.S. government programs; contract procurement and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain employees, and material changes in laws or regulations applicable to the Company businesses. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.




                         DIGITAL FUSION, INC.
                 Condensed Consolidated Balance Sheets
                   (in thousands, except share data)

                                                   December   December
                                                     30,        31,
                                                    2005       2004
                                                  (Unaudited)
                                                 ------------ --------
                     ASSETS
Current Assets:
      Cash and cash equivalents                            1      252
      Short-term investment                       $       66  $     -
      Accounts receivable (net of allowance
       for doubtful accounts of  $26 and $54
       for 2005 and 2004, respectively)                5,277    1,050
      Unbilled receivables                               256        -
      Prepaid expenses and other current assets           70       27
                                                 ------------ --------
        Total current assets                           5,670    1,329

Property and equipment, net of accumulated
 depreciation of $1,111 for 2005 and $952
 for 2004                                                492      417
Prepaid acquisition costs and acquisition
 deposit                                                   -      285
Goodwill                                               5,861    3,347
Purchased intangible assets, net                       1,634        -
Other assets                                              18       13
                                                 ------------ --------
        Total assets                              $   13,675  $ 5,391
                                                 ============ ========

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
      Current maturities of long-term debt        $    3,041  $   647
      Accounts payable                                 1,121      609
      Deferred revenue                                   212       21
      Accrued compensation and related expenses        1,470       97
      Other current liabilities                           71      266
                                                 ------------ --------
        Total current liabilities                      5,915    1,640

Long-term debt, less current maturities                1,685       81
Pension obligation                                       341      302
                                                 ------------ --------
        Total liabilities                              7,941    2,023
                                                 ------------ --------

Stockholders' Equity:
      Preferred Stock - $.01 par value;
       authorized 1,000 shares, no shares
       issued and outstanding                              -        -
      Common Stock - $.01 par value; authorized
        30,000 shares; 11,247 and 9,721 shares
        issued and outstanding  at December 31,
        2005 and December 31, 2004, respectively         112       97
      Additional paid in capital                      44,393   42,050
      Accumulated deficit                            (38,771) (38,779)
                                                 ------------ --------
        Total stockholders' equity                     5,734    3,368
                                                 ------------ --------
        Total liabilities and stockholders'
         equity                                   $   13,675  $ 5,391
                                                 ============ ========


                         DIGITAL FUSION, INC.
            Condensed Consolidated Statements of Operations
       For the quarter and year ended December 31, 2005 and 2004
              (unaudited, in thousands except share data)

                                       Fourth quarter
                                            ended         Year ended
                                         December 31,    December 31,
                                       ------- ------  ------- -------
                                         2005   2004     2005    2004
                                       ------- ------  ------- -------
Revenues
 Services and fees                     $ 4,975 $1,206 $16,082 $ 4,343
 Reimbursed costs                        1,013    187   3,006     648
 Product                                   111    208   1,839   1,775
                                       ------- ------  ------- -------
  Total Revenues                        6,099   1,601  20,927   6,766
                                       ------- ------  ------- -------
Cost of services and goods sold
 Services                                4,252  1,287  12,857   3,814
 Reimbursed costs                        1,024    151   2,896     521
 Product                                   106    195   1,714   1,673
                                       ------- ------  ------- -------
  Total cost of services and goods
   sold                                  5,382  1,633  17,467   6,008
                                       ------- ------  ------- -------
  Gross profit                            717     (32)  3,460     758
Selling, general and administrative        735    346   2,660   1,655
                                       ------- ------  ------- -------
  Operating income (loss)                  (18)  (378)    800    (897)
Other income (expenses):
 Interest expense, net                     (49)   (16)   (186)   (147)
 Other income                               67      -      88       -
 Amortization of intangible assets        (107)     -    (308)      -
 Amortization of discount on debt and
  intrinsic value of convertible debt      (82)     -    (387)      -
  Total other expenses                    (171)   (16)   (793)   (147)
                                       ------- ------  ------- -------
  Net income (loss) before income
   taxes                                  (189)  (394)      7  (1,044)
Income tax benefit                           -      -       -       -
                                        ------- ------ ------- -------
  Net income (loss)                    $  (189)$ (394)$     7 $(1,044)
                                        ======= ====== ======= =======

Basic earnings (loss) per share        $ (0.02)$(0.04)$  0.00 $ (0.13)
                                        ======= ====== ======= =======
Basic weighted average common shares
 outstanding                            11,093  9,294  10,868   8,025
                                        ======= ====== ======= =======

Diluted earnings (loss) per share      $ (0.02)$(0.04)$  0.00 $ (0.13)
                                        ======= ====== ======= =======
Diluted weighted average common shares
 outstanding                            11,093  9,294  13,071   8,025
                                        ======= ====== ======= =======


       Earnings before interest, income taxes, depreciation, and
                         amortization (EBITDA)
                       (unaudited in thousands)

    EBITDA is not a measure of financial performance under United States generally accepted accounting principles ("US GAAP") and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. Management believes EBITDA provides additional, useful information regarding Digital Fusion's ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business' ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business.


                                         Fourth quarter
                                             ended        Year ended
                                          December 31,   December 31,
                                          ------------- --------------
                                          2005   2004    2005    2004
                                          -----  -----  ------ -------
Net income (loss)                        $(189) $(394) $    7 $(1,044)
Interest expense                            49     16     186     147
Income tax expense                           -      -       -       -
Depreciation and amortization               44     36     162      99
Amortization of intangible assets          107      -     308       -
Amortization of discount on debt and
 intrinsic value of convertible debt        82      -     387       -
                                          -----  -----  ------ -------

EBITDA                                   $  93  $(342) $1,050 $  (798)
                                          =====  =====  ====== =======


    CONTACT: Digital Fusion Inc., Huntsville
             Elena Crosby, 256-837-2620
             ir@digitalfusion.com